Exhibit 10.19

TRONOX LIMITED

One Stamford Plaza

263 Tresser Blvd., Suite 1100

Stamford, CT 06901

September 29, 2012

Mr. Robert C. Gibney

c/o Wofsey, Rosen, Kweskin & Kuriansky, LLP

600 Summer Street

Stamford, CT 06901

Re:	Separation Letter Agreement

Dear Mr. Gibney:

This letter agreement (this “Letter Agreement”) will confirm our understanding with regard to your termination of employment with Tronox Limited, together with its affiliates and subsidiaries (the “Company”).

1. Separation. Your last day of work with the Company and your employment termination date will be September 29, 2012 (the “Separation Date”). You will resign all of your positions at the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates) as of the Separation Date, and you will execute such additional documents as requested by the Company to evidence the foregoing. The Separation Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company. For the avoidance of doubt, your termination of employment from the Company hereunder shall be treated as a voluntary resignation for all purposes, including, without limitation, the Employment Agreement by and between you and the Company dated January 11, 2011 (the “Employment Agreement”).

2. Severance Benefits.

(a) Cash Severance. In consideration for your execution of a general release of claims as provided in paragraph 5 hereof, your continued compliance with your post-termination obligations under the Employment Agreement and the other promises contained herein, you will receive an aggregate amount equal to $650,000, payable in equal bi-weekly installments over the twelve (12) month period following the Separation Date in accordance with the Company’s general payroll practices as in effect on the Separation Date. Notwithstanding the foregoing, payment of such cash severance will commence following your execution of the general release of claims as provided in paragraph 5 hereof and the expiration of any applicable revocation period thereunder, and the first payment shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(b) COBRA Coverage. In consideration for your execution of a general release of claims as provided in paragraph 5 hereof, your continued compliance with your post-termination obligations under the Employment Agreement and the other promises contained herein, subject to your timely election of continuation coverage under the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide you, and your dependants, with continued health benefits (to the extent permitted under applicable law and the applicable plan) through September 30, 2013 at the Company’s expense, provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. Following September 30, 2013, you may thereafter continue to receive COBRA coverage (to the extent permitted under applicable law and the applicable plan) for the remainder of the applicable COBRA coverage period, subject to your payment of the full COBRA premiums required for such coverage.

Payments and benefits provided in paragraphs 2(a) and 2(b) hereof shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(c) Accrued Obligations. In addition, within thirty (30) days following the Separation Date, you will be paid for any accrued, unused vacation days, any accrued but unpaid base salary (which will cover the pay period ending September 29, 2012), any unreimbursed business expenses entitled to reimbursement in accordance with Company policies, and any other accrued and vested benefits to which you are legally entitled under the employee benefit plans of the Company. You are entitled to these accrued obligations regardless of whether you sign this Agreement or the general release of claims contemplated by paragraph 5 hereof.

3. Incentive Equity Treatment. You have previously been granted equity awards by the Company. As of the Separation Date, all outstanding vested equity awards will remain outstanding in accordance with the terms and conditions of the applicable award agreement and equity plan under which such awards were granted. As of the Separation Date, 7,550 shares of restricted stock shall immediately vest and all remaining unvested awards will be immediately forfeited and cancelled without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

4. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Letter Agreement or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits of any kind following the Separation Date.

5. Release. Any and all amounts payable and benefits or additional rights contemplated by paragraphs 2(a) and 2(b) hereof will only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company in the form attached on Exhibit A hereto. Such release must be executed and delivered (and no longer subject to revocation, if applicable) by you within sixty (60) days following the Separation Date.

6. Restrictive Covenants; Survival. You hereby (a) reaffirm the rights and obligations under Sections 7 (entitled Confidentiality, Non-Disclosure and Non-Competition Agreement) and Section 8 (entitled Mutual Non-Disparagement) of the Employment Agreement, and (b) understand, acknowledge and agree that such rights and obligations will survive your termination of employment with the Company and remain in full force and effect in accordance

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with all of the terms and conditions thereof. In the event of a violation of any of your obligations described in the preceding sentence, you will forfeit your right to receive the payments and benefits described in paragraphs 2(a) and 2(b) hereof, and to the extent previously paid, you will be required to immediately refund the cash payment to the Company.

7. Governing Law. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without regard to the choice of law rules thereof.

8. Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits contemplated under this Letter Agreement either comply with, or be exempt from, the requirements of Internal Revenue Code Section 409A. To the extent that the payments and benefits contemplated by this Letter Agreement are not exempt from the requirements of Internal Revenue Code Section 409A, this Letter Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A to the maximum extent possible, and shall be limited, construed and interpreted in accordance with such intent. You and the Company hereby agree that your termination of employment on the Separation Date will constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A.

9. Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement and the exhibit attached hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Employment Agreement, any award agreements that you may have entered with the Company and any equity plans under which such awards were granted). This Letter Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their respective heirs, successors and assigns, provided that you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your termination of employment with the Company, please sign and date one copy of this Letter Agreement in the space provided below and return the same to me for the Company’s records.

On behalf of the Company, I wish you the best of luck in your future endeavors.

Very truly yours,

TRONOX LIMITED

By:	/s/ Michael J. Foster
Name: Michael J. Foster
Title: Senior Vice President, General Counsel and Secretary

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my termination of employment with the Company, and I hereby confirm my agreement to the same.

Dated: September 30, 2012	/s/ Robert C. Gibney
Robert C. Gibney

Separation Letter Agreement Signature Page

EXHIBIT A

GENERAL RELEASE

I, Robert C. Gibney (“Executive”), in consideration of and subject to the performance by Tronox LLC (together with its parent companies and subsidiaries, the “Company”), of its obligations under paragraphs 2(a) and 2(b) of the Separation Letter Agreement by and between Executive and the Company dated as of September 28, 2012 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Company Released Parties”) to the extent provided herein (this “General Release”). The Company Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Released Parties hereunder. In consideration of Executive’s obligations herein, the Company hereby and forever discharges as of the date thereof Executive, his heirs, successors and assigns (the “Executive Released Parties”) to the extent provided below. The Executive Released Parties are intended to be third-party beneficiaries of the Company Release (defined below), and this Company Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Executive Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. Executive understands that, other than the Accrued Benefits, the payments or benefits paid or granted to Executive under paragraphs 2(a) and 2(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which Executive was already entitled. Executive understands and agrees that Executive will not receive the payments and benefits specified in paragraphs 2(a) and 2(b) of the Agreement, other than the Accrued Benefits, unless Executive executes this General Release and does not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of Executive’s employment with the Company, Executive knowingly and voluntarily (for himself, Executive’s heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Company Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Company Released Parties which Executive, Executive’s spouse, or any of Executive’s heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). Executive understands and intends that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

3. In consideration for Executive’s promises and covenants pursuant to this Agreement, the Company hereby forever releases the Executive Released Parties, from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that the Company had, now has, or may hereafter claim to have against Executive (the “Company Release”). The Company Release specifically extends to, without limitation, any and all claims or causes of action under common law as well as any claims under any applicable state, federal, or local statutes and regulations; provided, however, that the Company Release does not waive, release, or otherwise discharge (i) any claim or cause of action that cannot legally be waived, (ii) any claim for fraud or breach of fiduciary duty or any right arising by reason of Executive having committed a crime, or (iii) any right of any Company Released Party arising under, in or preserved by, this General Release or the Agreement, provided further that, notwithstanding the immediately preceding provision, the Company Release provided under this paragraph 3 shall cover any claim that falls under 3(ii) or (iii) herein about which the Company’s General Counsel, Michael J. Foster, has actual knowledge of as of the Separation Date.

4. Executive represents that Executive has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

5. Executive agrees that this General Release does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act of 1967 which arise after the date Executive executes this General Release. Executive acknowledges and agrees that Executive’s separation from employment with the Company in compliance with the terms of the

Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. Executive and the Company each hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Released Parties and Executive Released Parties, respectively, of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, Executive acknowledges that Executive is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

7. In signing this General Release, each party acknowledges and intends that it shall be effective as a bar to each and every one of the claims released hereunder. Each party expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. Executive further agrees that in the event that Executive should bring a Claim seeking damages against the Company, or in the event that Executive should seek to recover against the Company in any Claim brought by a governmental agency on Executive’s behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. Executive further agree that Executive is not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

8. Executive and the Company agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Company Released Party or Executive of any improper or unlawful conduct.

9. Executive agrees that Executive will forfeit all amounts payable by the Company pursuant to the Agreement if Executive challenges the validity of this General Release. Executive also agrees that if Executive violates this General Release by suing the Company or the other Company Released Parties, Executive will pay all costs and expenses of defending against the suit incurred by the Company Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive pursuant to the Agreement on or after the termination of Executive’s employment.

10. Executive agrees that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to Executive’s immediate family and any tax, legal or other counsel that Executive has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone.

11. Any non-disclosure provision in this General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

12. Executive represents that Executive is not aware of any Claim by Executive, and Executive acknowledges that Executive may hereafter discover Claims or facts in addition to or different than those which Executive now knows or believes to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Executive’s decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Company Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

15. BY SIGNING THIS GENERAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

A.	EXECUTIVE HAS READ IT CAREFULLY;

B.	EXECUTIVE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT EXECUTIVE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

C.	EXECUTIVE VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

D.	EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND EXECUTIVE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, EXECUTIVE HAS CHOSEN NOT TO DO SO OF EXECUTIVE’S OWN VOLITION;

E.	EXECUTIVE HAS HAD AT LEAST 21 DAYS FROM THE DATE OF EXECUTIVE’S RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE EXECUTIVE’S RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT EXECUTIVE’S REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

F.	EXECUTIVE UNDERSTANDS THAT EXECUTIVE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

G.	EXECUTIVE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE EXECUTIVE WITH RESPECT TO IT; AND

H.	EXECUTIVE AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY EXECUTIVE.

SIGNED:	/s/ Robert Gibney	DATE:	Sept. 30, 2012
Robert Gibney

TRONOX LIMITED

By:	/s/ Michael J. Foster	DATE:	1 October 2012
Name:	Michael J. Foster
Title:	Senior Vice President, General Counsel and Secretary